Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS A 16 PERCENT INCREASE
IN SECOND QUARTER NET INCOME, SOLID LOAN GROWTH AND ASSET QUALITY

WAYNE, NJ – July 27, 2016 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2016 of $39.0 million, or $0.15 per diluted common share as compared to the second quarter of 2015 earnings of $32.0 million, or $0.14 per diluted common share and net income of $36.2 million, or $0.14 per diluted common share, for the first quarter of 2016.
Key financial highlights for the second quarter:

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Loan Portfolio: Loans increased by $363.2 million, or 9.0 percent on an annualized basis, to $16.5 billion at June 30, 2016 from March 31, 2016 largely due to a $426.4 million net increase in total commercial real estate loans and continued strong growth in collateralized personal lines of credit within the other consumer loans category. Residential mortgage loans decreased $46.5 million to $3.1 billion at June 30, 2016 from March 31, 2016 as we elected to sell $118.4 million of loan originations in an effort to manage the level of interest rate risk on our balance sheet during the second quarter. Total new organic loan originations, excluding new lines of credit and purchased loans, totaled over $900 million mostly in the commercial loan categories during the second quarter of 2016 compared to approximately $600 million in the first quarter of 2016. Loan growth from new loan volumes was partly offset by a high level of loan repayment (partly due to credit risk considerations), including a $140.0 million decline in the acquired purchased credit-impaired (PCI) loan portion of the portfolio. Total commercial real estate loan growth, totaling 20.4 percent on an annualized basis, as compared to the total balance at March 31, 2016, was due to solid organic loan volumes throughout most of our New Jersey, New York and Florida markets, as well as purchased loan participations in the latter part of the second quarter, consisting of multi-family loans within our Northeast markets. See additional information under the "Loans, Deposits and Other Borrowings" section below.

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Asset Quality: Non-performing assets (including non-accrual loans) decreased by 21.0 percent to $61.3 million at June 30, 2016 as compared to $77.6 million at March 31, 2016 mostly due to a high volume of non-accrual loan payoffs received during the second quarter of 2016. Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $16.5 billion also decreased to 0.49 percent at June 30, 2016 from 0.61 percent at March 31, 2016. See further details under the "Credit Quality" section below.

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Net Interest Income and Margin: Net interest income of $151.5 million for the three months ended June 30, 2016 increased $3.3 million as compared to the first quarter of 2016 and increased $15.3 million as compared to the second quarter of 2015. On a tax equivalent basis, our net interest margin of 3.14 percent for the second quarter of 2016 increased by 6 basis points as

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

compared to the first quarter of 2016, and decreased by 8 basis points as compared to the second quarter of 2015. The increase in both net interest income and margin for the second quarter of 2016 as compared to the linked first quarter was mainly driven by the solid loan growth experienced over the first six months of 2016 combined with our relatively stable cost of funds which totaled 78 basis points for both the first and second quarters of 2016. See the "Net Interest Income and Margin" section below for more details.

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Provision for Credit Losses: During the second quarter of 2016, we recorded a $1.4 million provision for credit losses as compared to a provision of $800 thousand and $4.5 million for the first quarter of 2016 and second quarter of 2015, respectively. For the second quarter of 2016, we recognized net recoveries of loan charge-offs totaling $1.3 million as compared to net charge-offs totaling $1.5 million and $4.2 million for the first quarter of 2016 and second quarter of 2015, respectively. See the "Credit Quality" section below for more details on our provision and allowance for credit losses.

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Non-Interest Income: Non-interest income increased $2.9 million, or 13.1 percent, to $24.3 million for the second quarter of 2016 from $21.4 million for the first quarter of 2016 due, in part, to a $1.3 million increase in net gains on sales of residential mortgage loans caused by strong refinanced loan volumes. We also recognized net gains on the sales of assets totaling $709 thousand during the second quarter of 2016, as well as moderate increases in non-interest income related to several areas, including trust and investment services, insurance commissions and the changes in our FDIC loss-share receivable as compared to the first quarter of 2016.

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Non-Interest Expense: Non-interest expense increased $1.6 million, or 1.3 percent, to $119.8 million for the second quarter of 2016 from $118.2 million for the first quarter of 2016 largely due to periodic increases in professional and legal fees; debt prepayment penalties and other operating losses; other real estate owned (OREO) expenses; and additional branch closing costs totaling $1.6 million, $1.6 million, $893 thousand and $386 thousand, respectively. The increases were partially offset by a $4.2 million decline in our salary and employee benefit expense largely driven by staff reductions, as well as lower cash incentive compensation expense as compared to the first quarter of 2016.

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Branch Efficiency Plan: In 2015, we implemented a plan to close and consolidate 28 branch locations based upon our continuous evaluation of customer delivery channel preferences, branch usage patterns, and other factors. Of the 28 branches, 27 branches were closed as of June 30, 2016 (including 13 branches closed during the second quarter of 2016 and 1 branch closed in the first quarter of 2016). In the second quarter of 2016, management identified three additional Florida-based leased branch locations for closure primarily due to their proximity to other branches in Valley's network. These additional branch closures are expected to be completed in August and September 2016, and resulted in the aforementioned branch closing costs recognized in the second quarter of 2016.

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Income Tax Expense: Income tax expense totaled $15.5 million for the second quarter of 2016 and remained relatively stable as a percentage of pre-tax income as compared to the linked quarter. Our effective tax rate was 28.4 percent, 28.5 percent, and 28.1 percent for the second quarter of 2016, first quarter of 2016, and second quarter of 2015, respectively. For the remainder of 2016,

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

we anticipate that our effective tax rate will range from 27 percent to 30 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

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Capital Strength: Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and Tier 1 common capital ratios were 11.69 percent, 9.39 percent, 7.38 percent and 8.74 percent, respectively, at June 30, 2016.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We are pleased with the positive earnings momentum in the second quarter of 2016 reflected in the 8.3 percent increase in net income available to common shareholders as compared to the first quarter of 2016. Our bottom line for the second quarter benefited from the linked quarter growth in our net interest income and margin largely driven by our strong loan volumes originated for investment over the last six months, and higher non-interest income partly due to increased gains on residential mortgage loans originated for sale caused by solid refinance activity. Additionally, our operating expenses also benefited from staffing reductions made possible by our swift first quarter consolidation of the CNL Bancshares, Inc. (CNL) operations acquired in December 2015." Mr. Lipkin added, "The credit quality of our balance sheet has remained healthy, as reflected by the net recoveries of loan charge-offs for the second quarter of 2016 and the low level of loan delinquencies totaling only 0.49 percent of loans reported at June 30, 2016. Moving forward in 2016, we remain optimistic about the commercial and residential mortgage lending demand in our markets and the strength of our current loan pipelines for most loan categories."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $153.5 million for the second quarter of 2016 increased $3.3 million and $15.4 million from the first quarter of 2016 and second quarter of 2015, respectively. Interest income on a tax equivalent basis increased $3.5 million to $191.0 million for the second quarter of 2016 as compared to the first quarter of 2016 mainly due to a $259.4 million increase in average loans, as well as the 2 and 8 basis point increases in the yield on average loans and taxable investments, respectively. The increase in yield on average loans for the second quarter of 2016 as compared to the linked first quarter was due, in part, to an increase in periodic interest income recoveries from closed PCI loan pools, as well as moderate increases in both periodic fee income from derivative interest rate swaps executed with commercial lending customers and loan prepayment penalty fees. Interest expense of $37.6 million for the three months ended June 30, 2016 remained relatively unchanged from the first quarter of 2016 and decreased $2.0 million as compared to the second quarter of 2015. During the second quarter of 2016, our interest expense on long-term borrowings declined by approximately $1.5 million largely due to the maturity of $155 million and $27 million of high cost FHLB borrowings in March and April 2016, respectively, as well as the May 2016 prepayment of an additional $87 million of FHLB borrowings assumed in the CNL acquisition. The reduction in interest expense from the FHLB repayments was partially offset by a $1.2 million increase in interest expense on short-term borrowings mostly caused by cash flow interest rate swaps with a total notional amount of $182 million that became effective in March and April 2016. Interest expense on savings, NOW and money market deposits also increased $718 thousand during the second quarter of 2016. The increase was partially driven by an increase in the mix of higher rate money market balances within this category and a $35.3 million increase in the total average balances as compared to the first quarter of 2016.

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

The net interest margin on a tax equivalent basis of 3.14 percent for the second quarter of 2016 increased 6 basis points from the first quarter of 2016, and decreased 8 basis points as compared to the second quarter of 2015. The yield on average interest earning assets also increased by 6 basis points on a linked quarter basis driven mostly by higher loan yields. The yield on average loans increased 2 basis points to 4.17 percent for the second quarter of 2016, and was positively impacted by the aforementioned increases in periodic interest income and fees as compared to the first quarter of 2016. Our yield on average taxable investment securities increased by 8 basis points during the second quarter of 2016 as compared to the first quarter of 2016 largely due to the maturity of $500 million in low-yielding short-term U.S. Treasury securities purchased in late December 2015. The overall cost of average interest bearing liabilities increased by 1 basis point from 1.04 percent in the linked first quarter of 2016. The increase was primarily due to a 31 basis point increase in the cost of short-term borrowings largely caused by the aforementioned derivative transactions, partially offset by the maturities of high cost long-term borrowings during March and April 2016, and the run-off of some higher rate retail certificates of deposit. Our cost of total deposits increased 1 basis point to 0.47 percent for the second quarter of 2016 as compared to the three months ended March 31, 2016.
Loans, Deposits and Other Borrowings
Loans. Loans increased $363.2 million, or 9.0 percent on an annualized basis, to approximately $16.5 billion at June 30, 2016 from March 31, 2016, net of a $140.0 million decline in the acquired PCI loan portion of the portfolio primarily due to larger loan repayments (some resulting from efforts by management to encourage borrower prepayment). During the second quarter of 2016, Valley originated $118.4 million of residential mortgage loans for sale rather than investment. Loans held for sale carried at fair value totaled $4.5 million and $15.3 million at June 30, 2016 and March 31, 2016, respectively. See additional information regarding our residential mortgage loan activities below.
Total commercial and industrial loans decreased $8.8 million, or 1.4 percent on an annualized basis, from March 31, 2016 to approximately $2.5 billion at June 30, 2016 due to a decline of $32.7 million in the PCI loan portion of the portfolio during the second quarter of 2016. The non-PCI commercial and industrial loan portfolio increased by approximately 4.4 percent on an annualized basis to $2.2 billion at June 30, 2016 from March 31, 2016. In addition to the PCI loan repayments, the level of loan growth within this portfolio continues to be challenged by strong market competition for both new and existing commercial loan borrowers within our primary markets.
Commercial real estate loans (excluding construction loans) increased $433.7 million from March 31, 2016 to $8.0 billion at June 30, 2016 mainly due to a $517.7 million, or 32.8 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was due to solid organic loan volumes from all of our primary markets, including Florida, and $238 million of participations in multi-family loans (mostly in New York City) purchased in late May 2016. The purchased participation loans are seasoned loans with expected shorter durations. Each of these purchased participation loans was stress-tested by Valley under its normal underwriting criteria to further satisfy ourselves as to their credit quality. The organic loan volumes generated across a broad based segment of borrowers within the commercial real estate portfolio were partially offset by a $84.0 million decline in the acquired PCI loan portion of the portfolio. Construction loans were $768.8 million at June 30, 2016 and remained relatively unchanged as compared to March 31, 2016 largely due to new construction loan volumes being somewhat limited to existing customer relationships with a strong performance history.

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

Total residential mortgage loans decreased $46.5 million, or approximately 6.0 percent on an annualized basis, to approximately $3.1 billion at June 30, 2016 from March 31, 2016 mostly due to a larger percentage of loans originated for sale rather than investment, as well as a $11.0 million decline in the PCI loan portion of the portfolio during the second quarter of 2016. Valley sold approximately $128.8 million of residential mortgage loans originated for sale (including $15.3 million of loans held for sale at March 31, 2016) during the second quarter of 2016. New and refinanced residential mortgage loan originations totaled approximately $177.7 million for the second quarter of 2016 as compared to $83.6 million and $181.2 million for the first quarter of 2016 and second quarter of 2015, respectively. Of the $177.7 million in total originations, $13.2 million, or 7.4 percent, represented new Florida residential mortgage loans.
Automobile loans decreased by $46.3 million, or 15.6 percent on an annualized basis, to $1.1 billion at June 30, 2016 as compared to March 31, 2016 as our new indirect auto loan volumes did not keep pace with the normal portfolio repayment activity in the second quarter of 2016, as was also experienced in the linked first quarter of 2016. The decline in indirect auto originations during the first six months of 2016 was largely caused by current market loan pricing and fee constraints resulting from recent regulatory lending guidance. During the early stages of the third quarter of 2016, management implemented various strategies to enhance new auto volumes, including new technology to improve the decision-making process for our auto dealer network. While we believe such enhancements and continued growth opportunities in the new Florida markets will lead to higher new loan volumes, we can provide no assurance that our auto loans will not continue to decline in future periods.
Other consumer loans increased $44.1 million, or 38.7 percent on an annualized basis, to $499.9 million at June 30, 2016 as compared to $455.8 million at March 31, 2016 mainly due to continued growth and customer usage of collateralized personal lines of credit. Home equity loans totaling $485.7 million at June 30, 2016 decreased by $5.8 million as compared to March 31, 2016 mostly due to normal repayment activity largely within the PCI loan portion of the portfolio. New home equity volumes and customer usage of existing home equity lines of credit continue to be weak, despite the relatively favorable low interest rate environment.
Deposits. Total deposits decreased $52.4 million, or 0.3 percent, to approximately $16.4 billion at June 30, 2016 from March 31, 2016 mostly due to decreases in money market and savings account balances, as well as continued run-off of promotional retail certificates of deposit during the second quarter of 2016. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 31 percent, 50 percent and 19 percent of total deposits as of June 30, 2016. The composition of deposits based upon the period end balances remained relatively unchanged at June 30, 2016 as compared to March 31, 2016.
Other Borrowings. Short-term borrowings increased $241.2 million to $1.4 billion at June 30, 2016 as compared to March 31, 2016 due to $407 million in new FHLB advances used to fund new loan volumes. The new FHLB advance balances were partially offset by the repayment of $135 million in short-term repos that matured in April 2016 and a moderate decline in customer deposit balances swept into overnight repo accounts. Long-term borrowings decreased $114.8 million to $1.5 billion at June 30, 2016 as compared to March 31, 2016 primarily due to the May prepayment of $87 million of FHLB advances assumed in the acquisition of CNL and the maturity of $27 million in FHLB advances during April 2016. The $87 million prepayment of FHLB borrowings was entirely funded by cash balances that were held as collateral at the FHLB of Atlanta.

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At June 30, 2016, our PCI loan portfolio totaled $2.0 billion, or 12.0 percent of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, OREO properties, other repossessed assets, and non-accrual debt securities declined $16 million, or 21.0 percent, to $61.3 million at June 30, 2016 as compared to $77.6 million at March 31, 2016 mostly due to strong collections within non-accrual loan category during the second quarter of 2016. As a result, non-accrual loans represented only 0.29 percent of total loans at June 30, 2016 as compared to 0.39 percent of total loans at March 31, 2016.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $3.2 million to $33.3 million, or 0.20 percent of total loans, at June 30, 2016 as compared to $36.5 million, or 0.23 percent of total loans, at March 31, 2016. The decrease was largely due to lower levels of delinquent residential mortgage loans across all of the past due loan categories, partially offset by one commercial and industrial loan relationship collateralized by taxi cab medallions totaling $5.2 million in the loans past due 60 to 89 days category at June 30, 2016. This $5.2 million relationship is the only past due relationship in our entire taxi medallion loan portfolio totaling $151.4 million, which primarily consists of loans to New York City fleet owners, at June 30, 2016. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral whenever possible. We will continue to closely monitor this portfolio's performance and the potential impact of the changes in market valuations for taxi medallions due to relatively new competing services. Overall, our credit quality metrics are strong and reflective of our solid underwriting standards at June 30, 2016, however we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2016, March 31, 2016, and June 30, 2015:

	June 30, 2016		March 31, 2016		June 30, 2015
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
($ in thousands)	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$50,351	1.99%	$50,677	2.00%	$43,765	1.85%
Commercial real estate loans:
Commercial real estate	35,869	0.45%	31,812	0.42%	30,515	0.46%
Construction	16,008	2.08%	16,642	2.14%	13,670	2.34%
Total commercial real estate loans	51,877	0.59%	48,454	0.58%	44,185	0.61%
Residential mortgage loans	3,495	0.11%	4,209	0.14%	5,055	0.19%
Consumer loans:
Home equity	968	0.20%	1,061	0.22%	1,649	0.34%
Auto and other consumer	3,723	0.23%	3,274	0.20%	3,894	0.25%
Total consumer loans	4,691	0.22%	4,335	0.20%	5,543	0.27%
Unallocated	—		—	—	6,339	—
Total allowance for credit losses	$110,414	0.67%	$107,675	0.67%	$104,887	0.72%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $16.5 billion at June 30, 2016, had net recoveries of loan charge-offs of $1.3 million for the second quarter of 2016 as compared to net charge-offs totaling $1.5 million and $4.2 million for the first quarter of 2016 and the second quarter of 2015, respectively. The quarter over quarter improvement in net loan charge-offs was largely due to an increase in gross recoveries of charge-offs in the commercial loan categories. During the second quarter of 2016, we recorded a $1.4 million provision for credit losses as compared to a provision of $800 thousand and $4.5 million for the first quarter of 2016 and the second quarter of 2015, respectively. The linked quarter over quarter increase in the provision was mostly due to the significant organic and purchased loan growth within the commercial real estate loan portfolio.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.67 percent at both June 30, 2016 and March 31, 2016, as compared to 0.72 percent of total loans at June 30, 2015. At June 30, 2016, our allowance allocations for losses as a percentage of total loans moderately decreased within several loan categories as compared to March 31, 2016 due, in part, to the lower level of net loan charge-offs, delinquent and impaired loans, loan growth during the second quarter, and a decline in internally classified loans at June 30, 2016. The overall mix of these items, significant loan growth in the commercial real estate and other consumer loan categories of the portfolio, assumptions based on the current economic environment, as well as other qualitative factors impacted our estimate of the allowance for credit losses at June 30, 2016.

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $2.0 billion) was 0.76 percent at June 30, 2016 as compared to 0.77 percent and 0.81 percent at March 31, 2016 and June 30, 2015, respectively. PCI loans, including all of the loans acquired from CNL during the fourth quarter of 2015, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at June 30, 2016.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $21.8 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 213 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from the maturity, modification or prepayment of long-term borrowings that mature through 2022;

•	further prepayment penalties related to the early extinguishment of high cost borrowings;

•	less than expected cost savings in 2016 and 2017 from Valley's branch efficiency and cost reduction plans;

•	lower than expected cash flows from purchased credit-impaired loans;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

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cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

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Results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

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our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	an unexpected decline in real estate values within our market areas;

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changes in accounting policies or accounting standards, including the potential issuance of new authoritative accounting guidance which may increase the required level of our allowance for credit losses;

•	higher than expected income tax expense or tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

Valley National Bancorp (NYSE: VLY)
2016 Second Quarter Earnings
July 27, 2016

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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the CNL merger in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those of CNL; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
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-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2016	2016	2015	2016	2015
FINANCIAL DATA:
Net interest income	$151,455	$148,153	$136,177	$299,608	$268,263
Net interest income - FTE (1)	153,470	150,144	138,118	303,615	272,155
Non-interest income	24,264	21,448	20,200	45,712	38,845
Non-interest expense	119,803	118,225	107,412	238,028	215,530
Income tax expense	15,460	14,389	12,474	29,849	24,746
Net income	39,027	36,187	31,991	75,214	62,332
Dividends on preferred stock	1,797	1,797	—	3,594	—
Net income available to common shareholders	$37,230	$34,390	$31,991	$71,620	$62,332
Weighted average number of common shares outstanding:
Basic	254,381,170	254,075,349	232,565,404	254,228,260	232,452,716
Diluted	254,771,213	254,347,420	232,586,616	254,575,873	232,457,748
Per common share data:
Basic earnings	$0.15	$0.14	$0.14	$0.28	$0.27
Diluted earnings	0.15	0.14	0.14	0.28	0.27
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	10.13	9.67	10.43	10.13	10.43
Closing stock price - low	8.55	8.31	9.33	8.31	9.05
FINANCIAL RATIOS:
Net interest margin	3.10%	3.04%	3.18%	3.07%	3.17%
Net interest margin - FTE (1)	3.14	3.08	3.22	3.11	3.21
Annualized return on average assets	0.72	0.67	0.67	0.69	0.66
Annualized return on average shareholders' equity	6.97	6.52	6.75	6.75	6.62
Annualized return on average tangible shareholders' equity (2)	10.38	9.75	9.96	10.07	9.81
Efficiency ratio (3)	68.18	69.71	68.69	68.93	70.18
AVERAGE BALANCE SHEET ITEMS:
Assets	$21,730,377	$21,680,278	$19,108,239	$21,705,328	$18,979,847
Interest earning assets	19,537,572	19,487,470	17,131,686	19,512,522	16,936,378
Loans	16,252,915	15,993,543	14,143,580	16,123,229	13,857,893
Interest bearing liabilities	14,280,956	14,335,698	12,706,454	14,308,328	12,652,859
Deposits	16,453,487	16,380,594	14,200,388	16,417,041	14,155,716
Shareholders' equity	2,238,510	2,219,570	1,896,209	2,229,040	1,883,054

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2016	2016	2015	2015	2015
BALANCE SHEET ITEMS:
Assets	$21,809,738	$21,727,523	$21,612,616	$19,571,532	$19,290,005
Total loans	16,499,180	16,135,987	16,043,107	15,016,814	14,480,294
Non-PCI loans	14,523,779	14,020,566	13,802,636	13,539,026	12,908,822
Deposits	16,356,058	16,408,426	16,253,551	14,499,863	14,331,031
Shareholders' equity	2,232,212	2,219,602	2,207,091	1,996,949	1,985,527

LOANS:
Commercial and industrial	$2,528,749	$2,537,545	$2,540,491	$2,400,618	$2,372,031
Commercial real estate:
Commercial real estate	8,018,794	7,585,139	7,424,636	6,960,677	6,783,149
Construction	768,847	776,057	754,947	569,653	586,068
Total commercial real estate	8,787,641	8,361,196	8,179,583	7,530,330	7,369,217
Residential mortgage	3,055,353	3,101,814	3,130,541	2,999,262	2,704,081
Consumer:
Home equity	485,730	491,555	511,203	478,129	482,366
Automobile	1,141,793	1,188,063	1,239,313	1,219,758	1,198,064
Other consumer	499,914	455,814	441,976	388,717	354,535
Total consumer loans	2,127,437	2,135,432	2,192,492	2,086,604	2,034,965
Total loans	$16,499,180	$16,135,987	$16,043,107	$15,016,814	$14,480,294

CAPITAL RATIOS:
Book value	$8.34	$8.29	$8.26	$8.10	$8.06
Tangible book value (2)	5.45	5.40	5.36	5.48	5.43
Tangible common equity to tangible assets (2)	6.58%	6.54%	6.52%	6.73%	6.76%
Tier 1 leverage	7.38	7.32	7.90	7.67	7.76
Tier 1 common capital	8.74	8.81	9.01	9.18	9.31
Risk-based capital - Tier 1	9.39	9.46	9.72	9.93	10.07
Risk-based capital - Total Capital	11.69	11.79	12.02	12.43	12.62

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2016	2016	2015	2016	2015
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$107,675	$108,367	$104,565	$108,367	$104,287
Loans charged-off:
Commercial and industrial	(493)	(1,251)	(3,226)	(1,744)	(3,979)
Commercial real estate	(414)	(105)	(1,787)	(519)	(1,864)
Construction	—	—	(803)	—	(876)
Residential mortgage	(151)	(81)	(339)	(232)	(388)
Consumer	(697)	(1,074)	(1,194)	(1,771)	(1,908)
Total loans charged-off	(1,755)	(2,511)	(7,349)	(4,266)	(9,015)
Charged-off loans recovered:
Commercial and industrial	990	526	1,986	1,516	3,037
Commercial real estate	1,458	89	215	1,547	238
Construction	—	—	475	—	912
Residential mortgage	94	15	130	109	244
Consumer	523	389	365	912	684
Total loans recovered	3,065	1,019	3,171	4,084	5,115
Net recoveries (charge-offs)	1,310	(1,492)	(4,178)	(182)	(3,900)
Provision for credit losses	1,429	800	4,500	2,229	4,500
Ending balance - Allowance for credit losses	$110,414	$107,675	$104,887	$110,414	$104,887
Components of allowance for credit losses:
Allowance for loan losses	$108,088	$105,415	$102,835	$108,088	$102,835
Allowance for unfunded letters of credit	2,326	2,260	2,052	2,326	2,052
Allowance for credit losses	$110,414	$107,675	$104,887	$110,414	$104,887
Components of provision for credit losses:
Provision for loan losses	$1,363	$729	$4,382	$2,092	$4,382
Provision for unfunded letters of credit	66	71	118	137	118
Provision for credit losses	$1,429	$800	$4,500	$2,229	$4,500
Annualized ratio of total net (recoveries) charge-offs
to average loans	(0.03)%	0.04%	0.12%	0.00%	0.06%
Allowance for credit losses as
a % of non-PCI loans	0.76%	0.77%	0.81%	0.76%	0.81%
Allowance for credit losses as
a % of total loans	0.67%	0.67%	0.72%	0.67%	0.72%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	June 30,	March 31,	December 31,	June 30,
ASSET QUALITY: (4)	2016	2016	2015	2015
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$5,187	$8,395	$3,920	$1,080
Commercial real estate	5,076	1,389	2,684	1,542
Construction	—	1,326	1,876	404
Residential mortgage	10,177	14,628	6,681	4,690
Total Consumer	2,535	3,200	3,348	2,440
Total 30 to 59 days past due	22,975	28,938	18,509	10,156
60 to 89 days past due:
Commercial and industrial	5,714	613	524	475
Commercial real estate	834	120	—	2,182
Construction	—	—	2,799	—
Residential mortgage	2,326	3,056	1,626	1,280
Total Consumer	644	731	626	644
Total 60 to 89 days past due	9,518	4,520	5,575	4,581
90 or more days past due:
Commercial and industrial	218	221	213	226
Commercial real estate	131	131	131	133
Construction	—	—	—	—
Residential mortgage	314	2,613	1,504	3,014
Total Consumer	139	66	208	160
Total 90 or more days past due	802	3,031	2,056	3,533
Total accruing past due loans	$33,295	$36,489	$26,140	$18,270
Non-accrual loans:
Commercial and industrial	$6,573	$11,484	$10,913	$9,019
Commercial real estate	19,432	26,604	24,888	21,760
Construction	5,878	5,978	6,163	4,775
Residential mortgage	14,866	16,747	17,930	17,269
Total Consumer	1,130	1,807	2,206	1,855
Total non-accrual loans	47,879	62,620	62,100	54,678
Other real estate owned (5)	10,903	12,368	13,563	14,476
Other repossessed assets	369	495	437	1,510
Non-accrual debt securities (6)	2,118	2,102	2,142	2,123
Total non-performing assets	$61,269	$77,585	$78,242	$72,787
Performing troubled debt restructured loans	$82,140	$80,506	$77,627	$97,625
Total non-accrual loans as a % of loans	0.29%	0.39%	0.39%	0.38%
Total accruing past due and non-accrual loans
as a % of loans	0.49%	0.61%	0.55%	0.50%
Allowance for loan losses as a % of
non-accrual loans	225.75%	168.34%	170.98%	188.07%
Non-performing purchased credit-impaired loans (7)	$31,275	$32,987	$38,625	$32,802

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2016	2016	2015	2015	2015
Tangible book value per common share:
Common shares outstanding	254,362,314	254,285,434	253,787,561	232,789,880	232,619,748
Shareholders' equity	$2,232,212	$2,219,602	$2,207,091	$1,996,949	$1,985,527
Less: Preferred stock	(111,590)	(111,590)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(734,432)	(735,744)	(735,221)	(608,916)	(610,640)
Tangible common shareholders' equity	$1,386,190	$1,372,268	$1,360,280	$1,276,443	$1,263,297
Tangible book value per common share	$5.45	$5.40	$5.36	$5.48	$5.43
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,386,190	$1,372,268	$1,360,280	$1,276,443	$1,263,297
Total assets	21,809,738	21,727,523	21,612,616	19,571,532	19,290,005
Less: Goodwill and other intangible assets	(734,432)	(735,744)	(735,221)	(608,916)	(610,640)
Tangible assets	$21,075,306	$20,991,779	$20,877,395	$18,962,616	$18,679,365
Tangible common equity to tangible assets	6.58%	6.54%	6.52%	6.73%	6.76%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Annualized return on average tangible shareholders' equity:
($ in thousands)
Net income	$39,027	$36,187	$31,991	$75,214	$62,332
Average shareholders' equity	2,238,510	2,219,570	1,896,209	2,229,040	1,883,054
Less: Average goodwill and other intangible assets	(735,115)	(735,438)	(611,474)	(735,276)	(612,510)
Average tangible shareholders' equity	$1,503,395	$1,484,132	$1,284,735	$1,493,764	$1,270,544
Annualized return on average tangible
shareholders' equity	10.38%	9.75%	9.96%	10.07%	9.81%

(3)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $1.2 million, $2.4 million, $5.0 million and $5.4 million, at June 30, 2016, March 31, 2016, December 31, 2015, and June 30, 2015, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $634 thousand, $651 thousand, $610 thousand, and $630 thousand at June 30, 2016, March 31, 2016, December 31, 2015 and June 30, 2015, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2016	2015
Assets	(Unaudited)
Cash and due from banks	$220,156	$243,575
Interest bearing deposits with banks	92,975	170,225
Investment securities:
Held to maturity (fair value of $1,803,711 at June 30, 2016 and $1,621,039 at December 31, 2015)	1,765,220	1,596,385
Available for sale	1,186,341	1,506,861
Total investment securities	2,951,561	3,103,246
Loans held for sale, at fair value	4,540	16,382
Loans	16,499,180	16,043,107
Less: Allowance for loan losses	(108,088)	(106,178)
Net loans	16,391,092	15,936,929
Premises and equipment, net	301,852	298,943
Bank owned life insurance	391,323	387,542
Accrued interest receivable	65,193	63,554
Goodwill	689,589	686,339
Other intangible assets, net	44,843	48,882
Other assets	656,614	656,999
Total Assets	$21,809,738	$21,612,616
Liabilities
Deposits:
Non-interest bearing	$5,048,115	$4,914,285
Interest bearing:
Savings, NOW and money market	8,243,307	8,181,362
Time	3,064,636	3,157,904
Total deposits	16,356,058	16,253,551
Short-term borrowings	1,411,844	1,076,991
Long-term borrowings	1,545,495	1,810,728
Junior subordinated debentures issued to capital trusts	41,496	41,414
Accrued expenses and other liabilities	222,633	222,841
Total Liabilities	19,577,526	19,405,525
Shareholders’ Equity
Preferred stock (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at June 30, 2016 and December 31, 2015)	111,590	111,590
Common stock (no par value, authorized 332,023,233 shares; issued 254,399,394 shares at June 30, 2016 and 253,787,561 shares at December 31, 2015)	88,912	88,626
Surplus	1,934,469	1,927,399
Retained earnings	140,591	125,171
Accumulated other comprehensive loss	(42,999)	(45,695)
Treasury stock, at cost (37,080 common shares at June 30, 2016)	(351)	—
Total Shareholders’ Equity	2,232,212	2,207,091
Total Liabilities and Shareholders’ Equity	$21,809,738	$21,612,616

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Interest Income
Interest and fees on loans	$169,426	$166,071	$158,164	$335,497	$308,646
Interest and dividends on investment securities:
Taxable	14,256	13,999	12,233	28,255	27,165
Tax-exempt	3,734	3,690	3,595	7,424	7,207
Dividends	1,316	1,480	1,616	2,796	3,355
Interest on federal funds sold and other short-term investments	296	357	146	653	366
Total interest income	189,028	185,597	175,754	374,625	346,739
Interest Expense
Interest on deposits:
Savings, NOW and money market	9,961	9,243	5,911	19,204	11,906
Time	9,223	9,585	8,128	18,808	16,102
Interest on short-term borrowings	3,120	1,872	207	4,992	301
Interest on long-term borrowings and junior subordinated debentures	15,269	16,744	25,331	32,013	50,167
Total interest expense	37,573	37,444	39,577	75,017	78,476
Net Interest Income	151,455	148,153	136,177	299,608	268,263
Provision for credit losses	1,429	800	4,500	2,229	4,500
Net Interest Income After Provision for Credit Losses	150,026	147,353	131,677	297,379	263,763
Non-Interest Income
Trust and investment services	2,544	2,440	2,576	4,984	5,070
Insurance commissions	4,845	4,708	4,130	9,553	8,335
Service charges on deposit accounts	5,094	5,103	5,263	10,197	10,553
(Losses) gains on securities transactions, net	(3)	271	(92)	268	2,324
Fees from loan servicing	1,561	1,594	1,642	3,155	3,245
Gains on sales of loans, net	3,105	1,795	422	4,900	1,020
Gains (losses) on sales of assets, net	709	(10)	200	699	481
Bank owned life insurance	1,818	1,963	1,618	3,781	3,382
Change in FDIC loss-share receivable	1	(560)	595	(559)	(3,325)
Other	4,590	4,144	3,846	8,734	7,760
Total non-interest income	24,264	21,448	20,200	45,712	38,845
Non-Interest Expense
Salary and employee benefits expense	56,072	60,259	54,574	116,331	111,286
Net occupancy and equipment expense	22,168	22,789	22,132	44,957	44,332
FDIC insurance assessment	5,095	5,099	4,012	10,194	7,804
Amortization of other intangible assets	2,928	2,849	2,096	5,777	4,489
Professional and legal fees	5,472	3,895	4,059	9,367	7,400
Loss on extinguishment of debt	315	—	—	315	—
Amortization of tax credit investments	7,646	7,264	4,511	14,910	9,007
Telecommunication expense	2,294	2,386	2,045	4,680	4,051
Other	17,813	13,684	13,983	31,497	27,161
Total non-interest expense	119,803	118,225	107,412	238,028	215,530
Income Before Income Taxes	54,487	50,576	44,465	105,063	87,078
Income tax expense	15,460	14,389	12,474	29,849	24,746
Net Income	39,027	36,187	31,991	75,214	62,332
Dividends on preferred stock	1,797	1,797	—	3,594	—
Net Income Available to Common Shareholders	$37,230	$34,390	$31,991	$71,620	$62,332
Earnings Per Common Share:
Basic	$0.15	$0.14	$0.14	$0.28	$0.27
Diluted	0.15	0.14	0.14	0.28	0.27
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	254,381,170	254,075,349	232,565,404	254,228,260	232,452,716
Diluted	254,771,213	254,347,420	232,586,616	254,575,873	232,457,748

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$16,252,915	$169,430	4.17%	$15,993,543	$166,075	4.15%	$14,143,580	$158,169	4.47%
Taxable investments (3)	2,433,896	15,572	2.56%	2,497,986	15,479	2.48%	2,214,976	13,849	2.50%
Tax-exempt investments (1)(3)	585,948	5,745	3.92%	569,265	5,677	3.99%	537,777	5,531	4.11%
Federal funds sold and other
interest bearing deposits	264,813	296	0.45%	426,676	357	0.33%	235,353	146	0.25%
Total interest earning assets	19,537,572	191,043	3.91%	19,487,470	187,588	3.85%	17,131,686	177,695	4.15%
Other assets	2,192,805			2,192,808			1,976,553
Total assets	$21,730,377			$21,680,278			$19,108,239
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$8,369,553	$9,961	0.48%	$8,334,289	$9,243	0.44%	$7,076,104	$5,911	0.33%
Time deposits	3,070,113	9,223	1.20%	3,127,842	9,585	1.23%	2,792,637	8,128	1.16%
Short-term borrowings	1,218,154	3,120	1.02%	1,061,011	1,872	0.71%	255,097	207	0.32%
Long-term borrowings (4)	1,623,136	15,269	3.76%	1,812,556	16,744	3.70%	2,582,616	25,331	3.92%
Total interest bearing liabilities	14,280,956	37,573	1.05%	14,335,698	37,444	1.04%	12,706,454	39,577	1.25%
Non-interest bearing deposits	5,013,821			4,918,463			4,331,647
Other liabilities	197,090			206,547			173,929
Shareholders' equity	2,238,510			2,219,570			1,896,209
Total liabilities and shareholders' equity	$21,730,377			$21,680,278			$19,108,239
Net interest income/interest rate spread (5)		$153,470	2.86%		$150,144	2.81%		$138,118	2.90%
Tax equivalent adjustment		(2,015)			(1,991)			(1,941)
Net interest income, as reported		$151,455			$148,153			$136,177
Net interest margin (6)			3.10%			3.04%			3.18%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.14%			3.08%			3.22%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.